                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement      [ ]    Confidential, for Use of the
                                             Commission Only (as permitted
[X]  Definitive Proxy Statement              by Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                         SUMMIT HOLDING SOUTHEAST, INC.
                  (Name of Registrant as Specified in Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                    [Summit Holding Southeast Letterhead]




                              September 12, 1997



Dear Shareholder:

         You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Summit Holding Southeast, Inc. (the "Company") to be held at the Tampa Airport Marriott Hotel in Tampa, Florida on Wednesday, October 15, 1997 at 9:30 a.m., local time.

         The enclosed Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the Annual Meeting. During the meeting, we also will report on the current operations of the Company, and the directors and officers of the Company will be present to respond to appropriate questions from shareholders.

         In addition, enclosed for your information is the Company's 1997 Annual Report to Shareholders, which consists of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

         I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make appropriate arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                        Sincerely,



                                        Greg C. Branch
                                        Chairman of the Board

                         SUMMIT HOLDING SOUTHEAST, INC.






                                   NOTICE OF
                              1997 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                         SUMMIT HOLDING SOUTHEAST, INC.

                               2310 A-Z PARK ROAD
                            LAKELAND, FLORIDA 33801

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 15, 1997

     NOTICE HEREBY IS GIVEN that the 1997 Annual Meeting of Shareholders of Summit Holding Southeast, Inc. ("the Company") will be held at the Tampa Airport Marriott Hotel in Tampa, Florida, on Wednesday, October 15, 1997 at 9:30 a.m., local time, for the purposes of:

      1. Electing three directors to serve until the 2000 Annual Meeting of Shareholders;

      2. Ratifying the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

      3. Transacting such other business as properly may come before the Annual Meeting or any adjournments thereof.

     Information relating to the foregoing matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on August 29, 1997 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on August 29, 1997 will be available for inspection at the Annual Meeting and during normal business hours from October 3, 1997 through October 14, 1997 at the headquarters of the Company at 2310 A-Z Park Road, Lakeland, Florida 33801.

                                       By Order of the Board of Directors.



                                       Russell L. Wall
                                       Secretary


Lakeland, Florida
September 12, 1997



PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                         SUMMIT HOLDING SOUTHEAST, INC.
                                  ____________

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 15, 1997
                                 _____________

     This Proxy Statement is furnished to the shareholders of Summit Holding Southeast, Inc., a Florida corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, October 15, 1997 at 9:30 a.m., local time, at the Tampa Airport Marriott Hotel in Tampa, Florida.

     The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is September 15, 1997.


                                     VOTING
GENERAL

     The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is August 29, 1997. On the record date, 5,791,100 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against" as well as any abstentions (including instructions to withhold authority to vote) will be used.

     In accordance with Florida law and the Company's Articles of Incorporation, the election of a director (Proposal 1) is approved if the votes cast favoring the election of a director exceed the votes cast opposing the election of a director, provided a quorum is present. As a result, shares that are withheld from voting on the proposal and any broker non-votes will have no effect on the outcome of the vote. In accordance with Florida law and the Company's Bylaws, if a quorum is present and the votes cast at the Annual Meeting favoring the approval of the proposal to ratify the Board of Directors' appointment of independent auditors for the Company (Proposal 2) exceed the votes cast opposing such action, Proposal 2 will be adopted. As a result, shares that are withheld from voting on the proposal and any broker non-votes will have no effect on the outcome of the vote.

PROXIES

     The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to the two proposals on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the three director nominees named in Proposal 1 and "FOR" the ratification of the directors' selection of independent auditors described in Proposal 2. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

     The giving of a proxy does not affect the right to vote in person should the shareholder attend the Annual Meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Russell L. Wall, the Secretary of the Company, at 2310 A-Z Park Road, Lakeland, Florida 33801, by executing and delivering a proxy card bearing a later date to Mr. Wall, or by voting in person at the Annual Meeting.

     In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

                                STOCK OWNERSHIP

     The following table sets forth certain information, as of August 8, 1997, regarding the beneficial ownership of the Company's Common Stock and Series A Preferred Stock, par value $10 per share (the "Series A Preferred Stock"), by:
(i) each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and officers as a group. Except as otherwise noted, each shareholder has (i) sole voting and investment power with respect to such shareholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such shareholder's shares of stock.


                                   COMMON STOCK         SERIES A PREFERRED STOCK
                             ------------------------   -------------------------
                                SHARES                     SHARES
NAME AND ADDRESS             BENEFICIALLY    PERCENT    BENEFICIALLY     PERCENT
OF BENEFICIAL OWNER            OWNED(1)      OWNED(1)     OWNED(1)       OWNED(1)
-------------------          ------------    --------   ------------     --------
Alfred Partners, L.L.C.       561,000(2)      9.69%          0              0
Gotham Capital III, L.P.
Joel M. Greenblatt
Daniel L. Nir
100 Jericho Quadrangle,
Suite 212
Jericho, New York 11753

                                   COMMON STOCK         SERIES A PREFERRED STOCK
                             ------------------------   -------------------------
                                SHARES                     SHARES
NAME AND ADDRESS             BENEFICIALLY    PERCENT    BENEFICIALLY     PERCENT
OF BENEFICIAL OWNER            OWNED(1)      OWNED(1)     OWNED(1)       OWNED(1)
-------------------          ------------    --------   ------------     --------
Greenlight Capital, L.L.C.    499,000(3)       8.62%          0              0
David Einhorn
Jeffrey A. Keswin
120 Broadway, Suite 901
New York, New York 10271

Third Point Management        447,700(4)       7.73%          0              0
   Company L.L.C.
Third Point Partners L.P.
Daniel S. Loeb
277 Park Avenue, 26th Floor
New York, New York 10172

Greg C. Branch                268,377(5)       4.55%        287              *

C.C. Dockery                  220,920(6)       3.76%         39              *

William B. Bull               218,564(7)       3.74%         22              *

Russell L. Wall                95,969(8)       1.65%          0              0

Thomas R. Petcoff              55,165(9)         *           11              *

John A. Gray                   43,405(10)        *            0              0

Robert Siegel                  38,628(11)        *          175              *

Robert L. Noojin, Sr.          37,131(12)        *            0              0

All directors and officers
as a group (8 persons)        988,159(13)     15.92%        534              *

------------------------
*    Less than one percent.
(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days after August 8, 1997 through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.
(2) Such persons possess shared voting and investment power with respect to the shares shown, expect for 1,000 shares for which Mr. Greenblatt possesses sole investment and voting power.
(3) Such persons possess shared voting power and investment power with respect to the shares shown.
(4) Such persons possess shared voting power and investment power with respect to the shares shown, except for 82,000 shares for which only Third Point Management Company L.L.C. and Mr. Loeb share voting and investment power.
(5) Includes 109,627 shares issuable upon exercise of currently exercisable stock options and 4,545 shares held by trusts for which Mr. Branch is the trustee.

(6) Includes 85,170 shares issuable upon exercise of currently exercisable stock options.
(7) Includes 54,814 shares issuable upon exercise of currently exercisable stock options.
(8) Includes 29,219 shares issuable upon exercise of currently exercisable stock options.
(9) Includes 36,564 shares issuable upon exercise of currently exercisable stock options.
(10) Includes 34,860 shares issuable upon exercise of currently exercisable stock options.
(11) Includes 33,128 shares issuable upon exercise of currently exercisable stock options.
(12) Includes 32,586 shares issuable upon exercise of currently exercisable stock options.
(13) Includes 415,968 shares issuable upon exercise of currently exercisable stock options.


                       PROPOSAL 1  ELECTION OF DIRECTORS

NOMINEES

     Pursuant to the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company consists of seven members who are divided into three classes as nearly equal in number as possible. The directors in each class are elected by the shareholders for a term of three years and until their
successors are elected and qualified.   The term of office of one of the
classes of directors expires each year at the Annual Meeting of Shareholders, and a new class of either two or three directors is elected by the shareholders each year at that time.

     At the Annual Meeting, the terms of William B. Bull, John A. Gray and Thomas S. Petcoff will expire, and the Board of Directors has nominated each of these three individuals to stand for re-election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a three-year term which will expire at the 2000 Annual Meeting of Shareholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RE-ELECT WILLIAM B. BULL, JOHN A. GRAY AND THOMAS S. PETCOFF AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth certain information regarding the three nominees for director as well as the four incumbent directors whose terms as directors will continue following the Annual Meeting. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

PERSONS NOMINATED FOR ELECTION TO SERVE AS DIRECTORS UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS

William B. Bull    Mr. Bull, age 49, has been President, Chief Executive Officer and a director of the Company since the formation of the Company in November 1996. Mr. Bull has also served as President and Chief Executive Officer of the Company's wholly owned subsidiary, Summit Holding Corporation ("SHC"), and its predecessors since 1987. Mr. Bull joined Summit Consulting,
                   Inc. ("SCI"), a subsidiary of SHC, in 1984 as special assistant to the President and subsequently became Executive
                   Vice President in 1986 with operating responsibilities for such company. Mr. Bull is a member of various insurance associations and serves on numerous boards, including the Florida Association of Self-Insurance, Florida Retail
                   Federation Association, Florida Group Risk Administrators
                   Association and First Union National Bank of Polk County.

John A. Gray       Mr. Gray, age 51, has served as a director of the Company
                   since November 1996. Mr. Gray served as a Trustee of Employers Self Insurers Fund ("ESIF"), the predecessor of the
                   Company's wholly owned subsidiary Bridgefield Employers
                   Insurance Company ("Bridgefield"), and its predecessors from 1979 until 1997. Since 1992, Mr. Gray has served as
                   President of B.F. Deal, Inc., a yacht brokerage and charter company, and since 1993 has served as Vice President of Marine Resources Management, Inc., a supplier of marine equipment. From 1975 until his retirement in 1992, Mr. Gray was President of Dura-Stress, Inc., a manufacturer or pre-stressed and precast concrete products located in Leesburg, Florida.

Thomas S. Petcoff  Mr. Petcoff, age 49, has served as a director of the Company since November 1996. Mr. Petcoff was employed by and involved with SCI from 1977 until 1986. Alexander & Alexander Services, Inc. purchased SCI in 1984. Mr. Petcoff served as a Trustee of ESIF and its predecessors from 1987 until 1997. Mr. Petcoff also serves on the Board of Trustees of Florida Retail Federation Self Insurers Fund and the Board of Directors of the Florida Retail Federation Association. Since 1984, Mr. Petcoff has served as President of Centurion Insurance Services, Inc., an insurance consulting firm and sales agency.


        DIRECTORS TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS

C. C. Dockery      Mr. Dockery, age 64, has been a director of the Company
                   since November 1996. Mr. Dockery founded and remained involved with SCI from 1977 until 1986. Mr. Dockery served as a Trustee of ESIF and its predecessors from 1987 until 1997. Since 1982, Mr. Dockery has been the President, Chief
                   Executive Officer and majority shareholder of Crossroads
                   Insurance Company, Ltd., a reinsurance company located in Bermuda. For 21 years, Mr. Dockery served as a director of Cotton States Mutual Insurance Company and its affiliate,
                   Cotton States Life Insurance Company, a publicly traded life insurance provider located in Atlanta, Georgia.

Robert Siegel          Mr. Siegel, age 66, has served as a director of the
                       Company since November 1996 and served as a Trustee of ESIF and its predecessors from 1978 until 1997. Mr.
                       Siegel is President of Siegel Gas & Oil Products, which he founded in 1957 and which is located in Miami, Florida.

        DIRECTORS TO SERVE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS


Greg C. Branch         Mr. Branch, age 50, has been a director of the Company
                       since November 1996. Mr. Branch served as Chairman of the Board of ESIF from 1994 until 1997 and as a Trustee of ESIF and its predecessors from 1980 until 1997. Mr.
                       Branch has served as President of Branch Properties, Inc., a manufacturer, wholesaler and retailer of animal feeds and fertilizer located in Ocala, Florida, since
                       1973. Mr. Branch is Vice Chairman and a founding director of American Feed Industry Insurance Company, a property and casualty insurer.

Robert L. Noojin, Sr.  Mr. Noojin, age 63, has been a director of the Company since November 1996 and served as a Trustee of ESIF and its predecessors from 1979 until 1997. Prior to his retirement in 1994, Mr. Noojin was President of Eagle Supply, Inc., a roofing supply company headquartered in Tampa, Florida, and a subsidiary of TDA Industries, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company conducts its business through meetings of the full Board and through committees of the Board, including standing Audit and Compensation Committees. From the incorporation of the Company in November 1996 through the end of the Company's first fiscal year on March 31, 1997, the Board of Directors held four meetings, the Compensation Committee held one meeting and the Audit Committee did not meet formally during such period. Each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he is a member.

     The Audit Committee is responsible for reviewing with the Company's independent auditors their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any, reviewing the scope and results of the Company's internal auditing procedures, consulting with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, and reviewing the range of the independent auditors' audit and non-audit fees. The Audit Committee is comprised of John A. Gray, Robert L. Noojin, Sr. and Robert Siegel.

     The Compensation Committee is responsible for making relevant compensation decisions of the Company and for administering and interpreting the Company's 1996 Long-Term Incentive Plan (the "Incentive Plan") which includes, among other things, determining which directors, officers and employees will receive awards under the Incentive Plan, when the awards will be granted, the type of awards to be granted, the number of shares or cash involved in each award, the time or times when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The Compensation Committee is comprised of Greg C. Branch, C.C. Dockery and Thomas S. Petcoff.

     The Board of Directors as a whole functions as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Company in accordance with the procedures set forth in Section
2.11 of the Bylaws of the Company. See "Shareholders' Proposals for 1998 Annual Meeting" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Greg C. Branch, C.C. Dockery and Thomas S. Petcoff, each of whom was elected to such position upon the formation of the Compensation Committee on November 20, 1996. No member of the Compensation Committee is an employee of the Company.

     Mr. Branch served as a Trustee of ESIF and its predecessors from 1980 until 1997 and Chairman of the Board of ESIF from 1994 until 1997, and has served as Chairman of the Board and a director of the Company since November 15, 1996. Mr. Dockery founded SCI in 1977, served as a Trustee of ESIF and its predecessors from 1987 until 1997 and was first elected as a director of the Company on November 15, 1996. Mr. Petcoff was an employee of, and involved with, SCI from 1977 to 1989, was a Trustee of ESIF and its predecessors from 1987 until 1997, and has been a director of the Company since November 15, 1996.

     Messrs. Dockery and Petcoff own 80,000 square feet of office space in Lakeland, Florida and lease such space to SCI. The property is currently rented by SCI for approximately $90,000 per month under a lease which runs through March 2000. During the fiscal years ended March 31, 1995, 1996 and 1997, SCI made rental payments of approximately $1.2 million, $1.1 million and $1.1 million, respectively, for such property.

     Mr. Dockery is also the President, Chief Executive Officer and majority shareholder of Crossroads Insurance Company, Ltd. ("Crossroads"), which provides excess reinsurance to ESIF and the four self-insurance funds to which the Company provides administrative services (the "Funds"), consisting of the Florida Retail Federation Self Insurers Fund ("FRF"), the Louisiana Employers Safety Association Self Insurers Fund ("LESA"), the Louisiana Retailers Association Self Insurers Fund and the Kentucky Retail Federation Self Insurers Fund ("KRF"). During the fiscal years ended March 31, 1995, 1996 and 1997, the Company paid Crossroads approximately $7.1 million, $9.6 million and $3.9 million, respectively, in premiums for reinsurance relating to ESIF and the Funds. In addition, in each of the years 1988 through 1995, Crossroads ceded 50% of its underwriting risk to U.S. Employers Insurance Company, a wholly owned subsidiary of ESIF.

     Mr. Dockery is the Chairman of the Board of Dockery Management Corporation, which subleases approximately 2,600 square feet of office space from the Company pursuant to a sublease agreement which expires in March 2000 and provides for rent of approximately $2,800 per month. During each of the fiscal years ended March 31, 1995, 1996 and 1997, the Company received approximately $36,000 in rental payments from such entity.

     Mr. Dockery is the President and owner of Dockery Leasing Corporation ("Dockery Leasing") which provides aviation services for the Company. During the fiscal years ended March 31, 1995, 1996 and 1997, the Company paid Dockery Leasing approximately $43,000, $32,000 and $28,000, respectively, for such services.

     Mr. Dockery was an underwriting member of Lloyds of London from 1984 to 1996. Greg C. Branch has been an underwriting member of Lloyds of London since 1986. Bridgefield and the four Funds have excess reinsurance agreements with Lloyds of London from time to time.

     Mr. Petcoff is President of Centurion Insurance Services, Inc. ("Centurion"). Pursuant to an agreement between SCI and Centurion dated November 1995, and in connection with Centurion's involvement in the formation of KRF, SCI pays Centurion an annual fee equal to 1% of KRF's premiums earned in each year. During the fiscal years ended March 31, 1996 and 1997, SCI paid fees of approximately $13,000 and $31,000, respectively, to Centurion.

     In addition, for reinsurance policies placed by SCI on behalf of KRF, which are brokered by Centurion, Centurion is entitled to brokerage commissions. Through the end of each of the fiscal years ended March 31, 1996 (the first year in which Centurion brokered a policy for KRF) and March 31, 1997, the Company paid approximately $13,000 to Centurion for brokerage commissions. SCI also pays Centurion agency commissions for policies placed with the Funds, and through the end of the fiscal years ended March 31, 1995, 1996 and 1997, the Company paid approximately $6,000, $2,000 and $3,000, respectively to Centurion for such agency commissions.

     Mr. Petcoff is on the Board of one of the Funds, FRF, and is on the Board of Directors of the Florida Retail Federation (the "Association"). Pursuant to a written arrangement between SCI and the Association, the Association, as the sponsoring party of FRF, is entitled to 1% of such Fund's premiums earned in each year. During the fiscal years ended March 31, 1995, 1996 and 1997, the Company paid approximately $1.0 million, $0.9 million and $0.8 million, respectively, to the Association for such fees. In addition, during the fiscal years ended March 31, 1995, 1996 and 1997, FRF paid SCI fees for administrative services of approximately $30.5 million, $27.7 million and $24.5 million, respectively.

DIRECTOR COMPENSATION

     Each non-employee member of the Board of Directors of the Company receives a fee of $10,000 per year and an additional $2,500 for attendance at each meeting of the Board of Directors of the Company. In addition, non-employee members of committees of the Board of Directors receive a fee of $2,500 for attendance at each committee meeting. Directors who are employees of the Company receive no directors' fees. All meetings of the Board of Directors of the Company's insurance subsidiaries and the Company's administrative subsidiaries are held in conjunction with meetings of the Board of Directors of the Company, and no additional compensation is received for being a member of the Board of Directors of any such subsidiaries.

     Additionally, the Company's Incentive Plan provides for the issuance of up to a total of 500,000 shares of Common Stock of the Company to the directors, officers and employees of the Company. No shares were issued and no options, warrants or other rights to purchase shares were issued under the Incentive Plan during the fiscal year ended March 31, 1997 ("fiscal 1997"). For information regarding stock options granted to the directors of the Company on May 28, 1997, see "Executive Compensation -- Stock Options."

ADDITIONAL INFORMATION

     For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Certain Transactions" and "Section 16(a) Beneficial Ownership Reporting Compliance" below.


                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes by various categories the total compensation earned by the Company's two executive officers for services rendered by them to the Company, ESIF and their subsidiaries during the fiscal year ended March 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                ANNUAL COMPENSATION
                              ------------------------
                                          OTHER ANNUAL   ALL OTHER
NAME AND PRINCIPAL POSITION     SALARY    COMPENSATION  COMPENSATION
---------------------------     ------    ------------  ------------
William B. Bull,               $250,000    $12,000(1)     $8,256(2)
   President and
   Chief Executive Officer

Russell L. Wall,               $230,000    $12,000(1)     $8,816(3)
   Vice President and
   Chief Financial Officer

-------------------

(1)  Represents automobile allowance.
(2) Includes $1,131 for life insurance premiums paid by the Company and $7,125 contributed by the Company to Mr. Bull's 401(k) plan account.
(3) Includes $1,691 for life insurance premiums paid by the Company and $7,125 contributed by the Company to Mr. Wall's 401(k) plan account.

EMPLOYMENT AGREEMENTS

     Effective as of May 28, 1997, the effective date on which ESIF converted from a Florida group self-insurance fund to a Florida stock insurance company and became a wholly owned subsidiary of the Company (the "Conversion"), the Company entered into an employment agreement with Mr. Bull pursuant to which he is employed full-time as the Company's President and Chief Executive Officer. The agreement, which expires on May 28, 2002, provides for an annual base salary of $250,000 and grants Mr. Bull the right to receive a bonus in each year of the agreement equal to 5% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $6.0 million. In addition to his cash compensation, Mr. Bull receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Bull is to be subject to a two-year confidentiality period and limitation on the use of trade secrets and (ii) Mr. Bull is subject to up to a one-year non-competition and non-solicitation arrangement with the Company for which he would receive $8,333.33 per month as consideration for such non-competition and non-solicitation arrangement.

     The Company also entered into an employment agreement with Russell L. Wall effective as of May 28, 1997, pursuant to which he is employed full-time as the Company's Vice President and Chief Financial Officer. The agreement, which expires on May 28, 2000, provides for an annual base salary of $230,000 and grants Mr. Wall the right to receive a bonus in each year of the agreement equal to 1.67% of the amount, if any, by which the Company's consolidated net income after taxes exceeds $8.25 million in calendar year 1997 and $12.16 million in each of calendar years 1998 and 1999. In addition to his cash compensation, Mr. Wall receives additional benefits, including those generally provided to other employees of the Company. The agreement also provides, in the event of its expiration or termination, that: (i) Mr. Wall is to be subject to a two-year confidentiality period and limitation on the use of trade secrets, as such term is defined therein, and (ii) Mr. Wall is subject to up to a one year non-competition and non-solicitation arrangement with the Company. The agreement further provides for a payment of $8,333.33 per month as consideration for such non-competition and on-solicitation arrangement.

STOCK OPTIONS

     The Board of Directors and shareholders of the Company have adopted the Incentive Plan, pursuant to which certain directors, officers and other employees of the Company and its subsidiaries can be granted a variety of long-term incentives, including incentive stock options, non-qualified stock options, grants of restricted and unrestricted stock, performance share awards, stock appreciation rights, dividend equivalents and other stock-based awards. The purpose of the Incentive Plan is to promote the success, and enhance the value, of the Company and its subsidiaries by linking the personal interests of the directors, officers and key employees to those of the Company's shareholders and by providing the directors, officers and key employees with an incentive for outstanding performance.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors. A total of 500,000 shares of Common Stock have been reserved for issuance under the Incentive Plan. The Board of Directors or the Compensation Committee has the right at any time to amend or discontinue the Incentive Plan without the consent of the Company's shareholders or optionees, provided that no such action may adversely affect awards previously granted without the recipient's consent.

     On May 28, 1997, the Company granted stock options to the following directors and executive officers of the Company to purchase the following number of shares of Common Stock at the initial public offering price of $11.00 per share: Greg C. Branch - 109,627; William B. Bull - 109,627; C.C. Dockery - 85,170; Russell L. Wall - 58,438; Thomas S. Petcoff - 36,564; John A. Gray - 34,860; Robert Siegel - 33,128: and Robert L. Noojin, Sr. - 32,586. The options granted to Mr. Bull and Mr. Wall are incentive stock options, and 50% of such options will vest 180 days following the date of the grant and the remaining 50% of such options will vest on May 28, 1998, provided that such officer remains employed by the Company. The options granted to the other named persons are non-qualified stock options which vested on May 28, 1997.

     The Incentive Plan provides that in the event of a "change of control" (as defined in the Incentive Plan) of the Company, all awards granted under the Incentive Plan that are in the nature of rights that may be exercised shall automatically become fully exercisable. In addition, at any time prior to or after a change of control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any other awards under the Incentive Plan to the extent it may determine appropriate.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable generally to the Company's executive officers, as well as the compensation specifically established for the Company's two executive officers, William B. Bull and Russell L. Wall, for the fiscal year ended March 31, 1997 as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

     The Company's compensation policies for its executive officers are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance.
The Committee believes that this relationship is best implemented by providing a compensation package consisting of separate components, including base salary, annual bonus compensation and, effective as of the Company's initial public offering of Common Stock in May 1997, long-term incentive compensation in the form of stock options.

     The base salaries for the Company's two executive officers for fiscal 1997 were established subjectively by the trustees of ESIF prior to its conversion to a stock insurance company in May 1997. The salaries of Messrs. Bull and Wall were established at the beginning of fiscal 1997 based on the trustees' evaluation of how well these two executive officers fulfilled their responsibilities during the fiscal year ended March 31, 1996 ("fiscal 1996"). Based mainly on ESIF's fiscal 1996 performance in view of the difficult competitive, industry and regulatory environment and upon the trustees' general understanding of the salary levels paid to executive officers performing equivalent functions at similar companies in the insurance industry, the trustees determined that the base salaries of these two executive officers for fiscal 1997 should be $250,000 for Mr. Bull and $230,000 for Mr. Wall.

     Bonuses established for the executive officers are intended to provide an incentive for improved performance in the coming year. Target bonus levels for each executive officer are based on targeted levels of income for the Company. Because ESIF did not meet the targeted income goals for 1996, no bonuses were paid to Messrs. Bull and Wall.

     In anticipation of the Company's initial public offering in May 1997, the Board of Directors established the Committee, approved the employment agreements with Messrs. Bull and Wall, and approved the Incentive Plan. The base salaries established in the employment agreements with Messrs. Bull and Wall maintain their fiscal 1997 base salaries for the next five years in the case of Mr. Bull and the next three years in the case of Mr. Wall, effective in each case as of May 28, 1997 (the date of the closing of the Company's initial public offering), subject to such increases in base salary as may be approved from time to time by the Committee.

     To directly tie the potential for significant increases in annual compensation to significant improvement in the Company's financial performance, the employment agreements provide for the payment of a bonus each year in an amount equal, in the case of Mr. Bull, to 5% of the amount by which the Company's consolidated net income after taxes exceeds $6.0 million and, in the case of Mr. Wall, to 1.67% of the amount by which the Company's consolidated net income after taxes exceeds $8.25 million in calendar 1997 and $12.16 million in each of calendar years 1998 and 1999. (The fiscal year end of the Company has been changed from March 31st to December 31st, effective for the nine month period ending December 31, 1997. See "Proposal 2 -- Ratification of Appointment of Independent Auditors.")

     To further establish a direct link between employee performance and shareholder value, the Committee established the Incentive Plan. The Incentive Plan is designed to provide incentive for extraordinary performance through the award of stock options, restricted stock and other forms of equity-based compensation to employees of the Company selected by the Committee. Through grants of stock options and other forms of equity-based compensation, opportunities for significant compensation by the Company's executive officers and other key employees are tied directly to increases in the price of the Company's Common Stock, thereby directly linking a significant component of their compensation package to increases in shareholder value. On May 28, 1997, options were granted under the Incentive Plan to Messrs. Bull and Wall having an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, to encourage a long-term perspective by the employee, having an exercise period of ten years. The number of options granted to the respective executive officers was based on the Committee's subjective determination of each officer's potential ability to positively impact the Company's performance and the price of its Common Stock. For information regarding the stock options granted to Messrs. Bull and Wall, see "-- Stock Ownership."

     The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers were based, in part, on the trustees' or the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the insurance or related industries. Such amounts, however, principally reflect the subjective discretion of the trustees or Committee members based on their evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the Company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the shareholders' return on the Company's Common Stock.

     It is also the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Committee has reviewed the issues applicable to the Company and has determined that it is not necessary for the Company to take any action at this time with regard to this limit.

                             COMPENSATION COMMITTEE

                                 Greg C. Branch
                                  C.C. Dockery
                               Thomas S. Petcoff



                              CERTAIN TRANSACTIONS

     Aeromech, Inc. ("Aeromech"), an entity in which Mr. Bull currently owns approximately 10% of the outstanding shares, has provided services to SCI in the form of airplane maintenance, hangar leasing and office space for the crew since October 1994. During the fiscal years ended March 31, 1995, 1996 and 1997, SCI paid Aeromech approximately $62,000, $420,000 and $17,000, respectively, for such services.

     SCI had an arrangement with BJ Limo Services, Inc. ("BJ"), a Company in which Mr. Bull owns 50% of the outstanding stock, pursuant to which BJ provided the employees of the Company limousine services and, on occasion, the use of a private airplane and charter boat. During the fiscal years ended

March 31, 1995, 1996 and 1997, the Company paid approximately $17,000, $9,000 and $700, respectively, for such services.

     Mr. Bull is on the Board of Directors of the Florida Retail Federation (the "Association"), which is the sponsoring trade association for FRF, one of the Funds administered by SCI. Pursuant to a written arrangement between SCI and the Association, the Association, as the Fund sponsor, is entitled to a fee equal to 1% of such Fund's premiums earned in each year, and SCI is obligated to pay such fee out of the administrative fee it receives from FRF. During the fiscal years ended March 31, 1995, 1996 and 1997, the Company paid approximately $1.0 million, $0.9 million and $0.08 million to the Association for such fees. During the years ended March 31, 1995, 1996 and 1997, FRF paid SCI fees for administrative services of approximately $30.5 million, $27.7 million and $24.5 million, respectively.

     Mr. Bull is also the sole shareholder of Louisiana Employers Safety Association, Inc., the sponsoring association for LESA, one of the Funds managed by SCI, and Mr. Bull has been nominated to be on the Board of Directors of LESA if it completes a currently proposed conversion to a nonassessable mutual insurance company.

     The 1994 and 1995 financial statements of SHC were restated in 1997 to reflect an estimated return premium of approximately $3.7 million. This restatement could have given rise to potential claims by the former shareholders of SHC against ESIF for payment of additional purchase price in connection with the acquisition by ESIF of SHC and its affiliates on January 16, 1996 (the "Acquisition"), and to claims by ESIF against such former shareholders for taxes associated with such return premium. ESIF and the former shareholders of SHC have agreed to the waiver and release of such potential claims. When such return premium is paid, the Company will receive approximately $2.5 million net of taxes. Mr. Bull and Mr. Wall were each former shareholders of SHC.

     In connection with the Acquisition on January 16, 1996, the Department of Insurance of the State of Florida (the "Florida DOI") issued a consent order requiring that Mr. Bull, who at that time was a principal shareholder as well as President and Chief Executive Officer of SHC, personally indemnify ESIF up to a maximum of $5.0 million for certain loss, injury or damage to ESIF that may result from the Acquisition. Pursuant to an order issued by the Florida DOI in connection with the Conversion, Mr. Bull was relieved of such personal indemnification obligations when the Conversion became effective.

     Any future transactions between the Company and any director, officer or principal shareholder of the Company, or any affiliate of such a person, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and any persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons beneficially owning more than 10% of the Company's Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required of those persons, the Company believes that during the fiscal year ended March 31, 1997, all of its directors, executive officers and beneficial owners of more than 10% of its Common Stock complied with applicable Section 16(a) filing requirements.

        PROPOSAL 2  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has changed the fiscal year end of the Company from March 31st to December 31st, effective for the nine month period ending December 31, 1997, and has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for such fiscal year ending December 31, 1997. The Board has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of certain predecessors of the Company since 1992 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Director nominations and other proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be submitted to the Company in accordance with the procedures set forth in Section 2.11 of the Bylaws of the Company and in accordance with applicable rules of the Securities and Exchange Commission. The effect of these provisions is that shareholders must submit such nominations and proposals, together with certain related information specified in the above-referenced section of the Bylaws, in writing to the Company on or before December 31, 1997 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 1998 Annual Meeting. All such proposals, nominations and related information should be submitted on or before such date by certified mail, return receipt requested, to the Secretary of the Company, 2310 A-Z Park Road, Lakeland, Florida 33801. A copy of the above-referenced section of the Bylaws will be provided upon request in writing to the Secretary of the Company at such address.

     OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.
                                       By Order of the Board of Directors.



                                       Russell L. Wall
                                       Secretary


Lakeland, Florida
September 12, 1997



     The Company's Annual Report for the fiscal year ended March 31, 1997, which includes audited financial statements, has been mailed to shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                                                                      APPENDIX


REVOCABLE PROXY
                                  COMMON STOCK
                         SUMMIT HOLDING SOUTHEAST, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS.

     The undersigned hereby appoints Greg C. Branch and Russell L. Wall, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Summit Holding Southeast, Inc. (the "Company") which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company, to be held at the Tampa Airport Marriott, Tampa, Florida, on Wednesday, October 15, 1997 at 9:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE THREE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. If any other business is presented to a vote of the shareholders at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

     If the undersigned elects to withdraw this proxy card on or before the time of the Annual Meeting or any adjournments thereof and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date, August 29, 1997.


          (Continued, and to be signed and dated, on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of William B. Bull, John A. Gray and Thomas S. Petcoff as directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified.


     [ ]  FOR ALL NOMINEES LISTED      [ ]    WITHHOLD AUTHORITY TO
          BELOW (EXCEPT AS MARKED             VOTE FOR ALL NOMINEES LISTED
          TO THE CONTRARY BELOW).             BELOW.


    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

              WILLIAM B. BULL, JOHN A. GRAY AND THOMAS S. PETCOFF

2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.

                    [ ]   FOR       [ ]   AGAINST      [ ]   ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

         Do you plan to attend the Annual Meeting?    YES [ ]     NO  [ ]

                                 Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

                                 Date:                                  , 1997
                                      ----------------------------------


                                 ---------------------------------------
                                                  Signature


                                 ---------------------------------------
                                     Signature, if shares held jointly

          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE
                           ENCLOSED PREPAID ENVELOPE.